Exhibit 10.1
LYONDELLBASELL INDUSTRIES
2021 CASH AWARD AGREEMENT
By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries Long-Term Incentive Plan, as amended and restated effective May 28, 2021 (the “Plan”), has granted to the Participant a Cash Award (as defined in the Plan) in the amount specified in the Grant Letter. The Cash Award is subject to the following terms and conditions (the “Award Agreement”):
1.Relationship to Plan and Company Agreements.
This Cash Award is subject to all Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. To the extent that this Award Agreement is intended to satisfy the Company’s obligations under any employment agreement between the Company and the Participant, the Participant agrees and acknowledges that this Award Agreement fulfills the Company’s obligations under the employment agreement, this Award Agreement shall be interpreted and construed to the fullest extent possible consistent with such employment agreement, and in the event of a conflict between the terms of such employment agreement and the terms of this Award Agreement, the terms of this Award Agreement shall control.
2.Vesting Schedule.
(a)The Cash Award shall fully vest on December 30, 2022 (the “Vesting Date”). Except as set forth in Section 2(b) and 2(c) below, the Participant must remain in continuous employment with a Participating Employer from the Grant Date through the Vesting Date to vest in the Cash Award.
(b)If the Participant has been in continuous employment since the Grant Date, the Cash Award shall become fully vested, irrespective of the limits in subparagraph (a), on the date of an involuntary termination of employment by the Company without Cause (and not as a result of death or Disability (as defined below)) that occurs prior to the Vesting Date.
(c)If the Participant has been in continuous employment since the Grant Date, a pro rata portion of the Cash Award shall vest on the date of a termination of employment due to death or Disability that occurs prior to the Vesting Date, which pro-rata portion shall be determined by multiplying the full amount of the Cash Award otherwise payable under this Award Agreement by a fraction, the numerator of which is the number of months (with any partial months being considered a full month) of the Participant’s employment during the period beginning on the Grant Date and ending on the Vesting Date and the denominator of which is the number of months in such period. Any remaining portion of the Cash Award shall be forfeited. As used in this Award Agreement, “Disability” means a permanent and total disability as defined in the Company’s long-term disability plan in which the Participant is eligible to participate.

3.Terms and Conditions.
The Cash Award shall be subject to the restrictions below. A Participant shall not be entitled to any payment under Section 4 until the Cash Award vests. The Cash Award may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the Cash Award vesting. The Cash Award shall be forfeited on the date the Participant’s employment terminates except as otherwise provided in Section 2 hereof.
4.Payment.
Subject to Section 9 hereof, the Participant shall become entitled to receive payment, less applicable taxes and withholdings, as soon as practicable following the date the Cash Award vests hereunder.
5.Withholding.
The Company shall withhold all taxes and other legally-required withholdings required to be withheld with respect to the Cash Award from the payment thereof.
6.Expatriate Participants.
Payments of Awards made to expatriate Participants will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Participant’s home country relevant to the expatriate Participant’s domestic circumstances.
7.Successors and Assigns.
This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.
8.No Guaranteed Employment.
No provision of this Award Agreement shall confer any right to continued employment.
9.Section 409A.
It is intended that the provisions of this Award Agreement be exempt from Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder as a short-term deferral as described in Section 1.409A-1(b)(4) of the Treasury Regulations, and that the Award Agreement be operated in a manner consistent with such requirements to the extent applicable.
10.Company Clawback Policy.
If the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct, the Participant shall reimburse to the Company all or a portion of any amounts received under this Award Agreement (or forfeit this Award to the extent it has not yet vested) as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s date of termination. As used in this Award, “Misconduct” means any act or failure to act that (i) contributes to the Company having to restate all or a portion of its financial statements and materially increases the value of the compensation received by the Participant and/or (ii) caused or was intended to cause a violation of the policies of the Company or Affiliate.

11.Choice of Law.
This Award Agreement shall be governed by the laws of the State of Texas, without regard to conflict of laws principles.
12.Jurisdiction and Forum.
Any action arising out of this Award Agreement or the relationship between the parties established herein shall be brought only in the state or federal courts of the State of Texas, and Participant hereby consents to and submits to the exclusive jurisdiction of such courts.
13.Waiver.
The Company’s failure to enforce any provision(s) of this Award Agreement shall not in any way be construed as a waiver of any such provision(s), or prevent the Company thereafter from enforcing each and every other provision of this Award Agreement.

LYONDELLBASELL INDUSTRIES N.V.

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